Exhibit 10.9

March 31, 2008

Mr. David L. Hatfield
President and CEO
MainStreet Financial Corporation
629 W. State Street
Hastings, Michigan 49058

Re:	Loan Facility from Independent Bank (successor to Independent Bank South Michigan) (the "Bank")

Dear Mr. Hatfield:

This letter (the "Letter Agreement") pertains to the credit facility outstanding from the Bank to MainStreet Financial Corporation (the "Borrower") pursuant to a certain Business Loan Agreement, Promissory Note, Pledge Agreement and Irrevocable Proxy, and other related documents and agreements dated June 30, 2005 by and between the parties, as the same may be amended, modified, supplemented, restated, or replaced from time to time (collectively, the "Loan Documents"), which facility involves a line of credit in the original principal amount of $2,000,000 (the "Loan").

Conditional Waiver of Failure to Meet Certain Covenants

The Bank and the Borrower acknowledge the Loan Documents require the Borrower to achieve a consolidated return on assets (ROA) of greater than 0.00%, measured quarterly in accordance with generally accepted accounting principles and regulatory requirements.  The Borrower has advised the Bank that the Borrower failed to achieve a consolidated ROA greater than 0.00% during any quarter of 2007 and is not likely to achieve such required ROA for any quarter in 2008.

In addition, the Bank and the Borrower acknowledge the Loan Documents require the Borrower to maintain consolidated non-accrual loans and ORE of less than 20% of Tier 1 capital and less than 1.5% of total loans, in each case measured quarterly in accordance with generally accepted accounting principles and regulatory requirements.  The Borrower has advised the Bank that the Borrower failed to meet these covenants for one or more quarters in 2007 and may not achieve these covenants for one or more quarters in 2008.  The defaults described in this paragraph and in the preceding paragraph are collectively referred to as the "Defaults."

The foregoing enumeration of Defaults is without prejudice to the rights of the Bank to identify further defaults and events of default, whether now existing or hereafter arising, as and when said defaults become known to the Bank.

MainStreet Financial Corporation
March 31, 2008

As a result of the Defaults, the Loan is due and payable in full and the Bank is entitled to exercise the remedies available to it under the Loan Documents and applicable law.

The Bank hereby agrees to refrain and forbear from taking any action to enforce its remedies with respect to the Defaults upon the following conditions:

(a)           The Borrower must remain, in all respects and at all times, in full compliance with this Letter Agreement;

(b)           Except for the Defaults, the Borrower must remain, in all respects and at all times, in full compliance with each of the Loan Documents, including (without limitation) the obligation to make all periodic payments on the Loan as and when due; and

(c)           The MainStreet Financial Corporation Employee Stock Ownership Trust (the "ESOT") must remain, in all respects and at all times, in full compliance with each of the Loan and Pledge Agreement, Promissory Note, and other related documents and agreements dated December 22, 2006, by and between the Bank and the ESOT, as the same may be amended, modified, supplemented, restated, or replaced from time to time (collectively, the "ESOT Loan Documents"), except to the extent specifically waived in that certain letter agreement between the ESOT and the Bank dated on or about the same date as this Letter Agreement.

If any of the above conditions are not met at any time and for any reason, this Letter Agreement and the Bank's forbearance hereunder shall automatically terminate, without notice to Borrower and without prejudice to any rights of the Bank.  Without limiting the generality of the foregoing, in such event, the Bank shall be entitled to claim and collect damages from the Borrower with respect to all periods in which any default or event of default existed pursuant to any of the Loan Documents, including at all times from and after the date of this Letter Agreement and including with respect to the Defaults.

Notwithstanding the foregoing or anything to the contrary in this Letter Agreement, this Letter Agreement and the Bank's forbearance hereunder shall expire automatically and without notice upon the earlier of: (i) December 31, 2008; (ii) the occurrence of any default or event of default under any of the Loan Documents, other than the Defaults listed above; or (iii) the occurrence of any default or event of default under any of the ESOT Loan Documents, including (without limitation) any default by the Borrower under its Guaranty of the Bank's loan to the ESOT, except to the extent specifically waived in that certain letter agreement between the ESOT and the Bank dated on or about the same date as this Letter Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed so as to imply any commitment by the Bank to forbear in any respect regarding any of the Loan Documents at any time on or after December 31, 2008.

MainStreet Financial Corporation
March 31, 2008

The Bank's agreement to forbear hereunder shall be effective only upon the acceptance and execution of this Letter Agreement on the part of the Borrower, which must occur by 5:00 p.m. (EDT) on March 31st, 2008, or this Letter Agreement will be null and void and of no force or effect.  The Borrower's execution of this Letter Agreement shall constitute the Borrower's acknowledgement of the Defaults and the Bank's rights and remedies resulting therefrom, and shall further constitute the Borrower's acceptance of and agreement to all of the terms and provisions of this Letter Agreement.

In consideration of the Bank's agreements set forth in this Letter Agreement, the Borrower hereby:  (a) releases, quits and forever discharges the Bank and its affiliates, officers, directors, agents (including, without limitation, its legal representatives), successors and assigns (collectively, the "Bank Affiliates") of and from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind and nature, known and unknown, which the Borrower now has, claims or asserts, or might or could hereafter have, claim or assert, against the Bank or any of the Bank Affiliates, arising or alleged to arise from any act, omission or neglect of the Bank or any Bank Affiliate up to and including the date of this Letter Agreement, with respect to the Loan, the Loan Documents, or any transaction related thereto; and (b) waives any and all defenses, setoffs, or counterclaims, of whatever kind and nature, known and unknown, under or with respect to the Loan, the Loan Documents, or any transaction related thereto and based upon any act, omission, or neglect of the Bank or any Bank affiliate up to and including the date of this Letter Agreement.  The Borrower acknowledges that this paragraph, together with all other provisions of this Letter Agreement, is freely and voluntarily made, without any duress or coercion and after careful review, with the assistance of legal counsel, of all of the terms and provisions hereof, and further acknowledges and agrees that the release and waiver stated in this paragraph shall have been fully earned upon the Bank's execution of this Letter Agreement, shall not be subject to rescission or nullification at any time hereafter due to the occurrence or nonoccurrence of any subsequent event, and (notwithstanding anything in this Letter Agreement to the contrary) shall survive the termination of this Letter Agreement and the termination of the Bank's forbearance hereunder.

INDEPENDENT BANK

By:        /s/ C. Bartholic
Name:   Cheryl Bartholic
Its:         Senior Vice President

MainStreet Financial Corporation
March 31, 2008

AGREED AND ACCEPTED:

MAINSTREET FINANCIAL CORPORATION

By:         /s/ David L. Hatfield
Name:    David L. Hatfield
Its:         President

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